SUBSIDIARIES OF SMALL BUSINESS ISSUER
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

                            STATE OR OTHER   NAME UNDER
                            JURISDICTION OF  WHICH SUBSIDIARY
NAME OF SUBSIDIARY          INCORPORATION    CONDUCTS BUSINESS

Innodata Philippines, Inc.  Philippines      Same

Statline, Inc.              New Jersey       Same

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